NEWS RELEASE
FOR IMMEDIATE RELEASE
VIDLER WATER RESOURCES, INC. ANNOUNCES FORMAL APPROVAL OF AGREEMENT WITH TRUCKEE MEADOWS WATER AUTHORITY

(Carson City, Nevada) - February 17, 2022

Vidler Water Resources, Inc. (“Vidler” VWTR.Nasdaq) announced today that the previously disclosed agreement between its subsidiary, Fish Springs Ranch, LLC (“FSR”) and Truckee Meadows Water Authority in Reno, Nevada (“TMWA”) has been formally approved by TMWA’s Board. The agreement with TMWA includes the sale of up to 400 acre-feet of water credits from the Fish Springs Ranch inventory in northern Nevada for use in TMWA’s service areas and an ongoing use of 3,000 acre-feet for Truckee River instream flow requirements and water quality enhancement, conjunctive use, groundwater recharge, effluent management alternatives and irrigation within the Reno and Sparks, Nevada area. The agreement is for a period of up to ten years and will generate $1 million in annual revenue to FSR each year over the term of the agreement.

Vidler Water Resource’s President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“We are very pleased that this agreement negotiated with TMWA last year has now been formally approved. We have an excellent working relationship with TMWA to ensure we are good partners in their water resource management efforts throughout their service areas in Washoe County and we believe this agreement benefits both parties. It allows TMWA to increase their overall water resources and to provide them with a certain volume of water, while available, to efficiently manage their existing resources during the current drought. This agreement also reflects our collaborative efforts with TMWA to collect additional data relative to the aquifer quality and viability at FSR and aids our efforts in moving forward on the next 5,000 acre-feet of our permitted water rights which we aim to import to the North Valleys of Reno and/or other TMWA service areas. From our perspective, while we are receiving a lower price point per acre-foot of water than from sales in the North Valleys, this agreement provides a regular stream of cash flow of $1 million per year for the next ten years. Applied against our current estimate of our future annual net annual expenditures of approximately $4.8 million (that is, all net cash use without any sale or acquisition of assets or associated sale costs), it reduces our estimate of annual expenditures to approximately $3.8 million. We also believe utilizing some of our FSR inventory outside the North Valleys is a strategic entrance to potentially serving other areas in the Reno / Sparks region as and when demand occurs in other fast-growing areas of Washoe County.”

About Vidler Water Resources, Inc.

As of September 30, 2021, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Our business is to source, develop and provide sustainable potable water resources to fast-growing communities throughout the Southwest U.S. that lack, or are running short of, available water resources.

We conduct our business by working closely with many constituents in these communities: regulators, utilities, Native North American tribes, community leaders, residential and commercial developers and alternative energy companies. We ensure the water resources we develop and sell are sustainable and provide benefit to the citizens of the communities and regions we serve.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize our water and real estate assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

As of September 30, 2021, we had a market capitalization of $208.6 million, and 18,330,910 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to source additional revenue streams, , our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, the revenue and other benefits that will be generated under the TMWA agreement, and our ability to expand our services in the Reno / Sparks region. The forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of factors may cause actual results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic on the demand for real estate, the pace of real estate development, and demand for water resources to support residential and commercial real estate development; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://vidlerwater.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
        President and Chief Executive Officer
        (775) 885-5000

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